Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-274554), Form S-8 (File No. 333-277374), Form S-8 (File No. 333-291297), and the Offering Statement on Form 1-A (File No. 024-12572) of HeartSciences Inc. (the “Company”) of our audit report dated July 23, 2026 relating to the financial statements of the Company as of April 30, 2026 and 2025, and for each of the two years in the period ended April 30, 2026, included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2026.

Our report dated July 23, 2026 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, and limited capital resources.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report also contains an emphasis-of-matter paragraph relating to the Company’s definitive merger agreement with Fortitude Mining Holdings, Inc., subject to customary closing conditions, including approval by the shareholders of the Company.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, CA

July 23, 2026